Exhibit 4.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (the "Amendment") is made as of February 27, 2009, by and among MGP Ingredients, Inc., a Kansas corporation ("MGP"), Midwest Grain Pipeline, Inc., a Kansas corporation ("Midwest Grain"), Commerce Bank, N.A., as Agent, Issuing Bank and Swingline Lender under the Credit Agreement referred to below, and the Banks party to the Credit Agreement referred to below.  MGP and Midwest Grain are each referred to herein as a "Borrower" and are collectively referred to herein as the "Borrowers."  The Banks, the Agent, the Issuing Bank and the Swingline Lender are each referred to herein as a "Bank Party" and are collectively referred to herein as the "Bank Parties."

Preliminary Statements

(a)           The Borrowers and the Bank Parties are parties to a Credit Agreement dated as of May 5, 2008, as amended by (i) a First Amendment to Credit Agreement dated as of September 3, 2008, and a letter agreement dated October 31, 2008, (ii) a Second Amendment to Credit Agreement dated as of November 7, 2008, and (iii) a Third Amendment to Credit Agreement dated as of December 19, 2008 (as so amended, the "Credit Agreement").  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

(b)           The Borrowers have defaulted on certain of their obligations under the Credit Agreement and have requested that the Banks forebear from exercising certain rights and remedies they would otherwise have because of such defaults and that certain provisions of the Credit Agreement be modified in certain respects.

(c)           The Bank Parties are willing to agree to the foregoing requests by the Borrowers, subject, however, to the terms, conditions and agreements set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Acknowledgement of Defaults and Banks' Rights.  The Borrowers acknowledge and agree that: (a) the Borrowers have failed to comply with their obligations under the Credit Documents and that, as a result, Designated Defaults have occurred and are continuing under the Credit Agreement; and (b) because of the Designated Defaults, and but for the Bank Parties' agreements set forth in Section 3.19 of the Credit Agreement, as amended hereby, the Bank Parties have the present legal right (i) to stop making Loans and other credit extensions under the Credit Documents, (ii) to accelerate the maturity of the Obligations, and (iii) to exercise all other rights or remedies available to the Bank Parties upon the occurrence of an Event of Default.
Forbearance.
Standstill Period Expiration Date.  The reference to "February 27, 2009" in Section 3.19 of the Credit Agreement is amended to read "March 13, 2009".
Related Definitions.  Section 1.1 of the Credit Agreement is amended to add or amend, as the case may be, the following definitions:
"Designated Default" means any Default or Event of Default disclosed in writing to the Agent (including, without limitation, pursuant to one or more Borrowing Base Certificates and/or Compliance Certificates) prior to the Fourth Amendment Closing Date (including, without limitation, the First Amendment Designated Defaults, the Second Amendment Designated Defaults and the Events of Default specified in the January 30, 2009 Notice of Default given by the Agent to the Borrowers).

"Forbearance Default" means: (a) a Borrower's failure to pay, perform or observe any of its obligations under the Fourth Amendment in accordance with the terms thereof; or (b) the existence or occurrence of any Default or Event of Default other than a Designated Default.

"Fourth Amendment" means the Fourth Amendment to Credit Agreement, dated on or about the Fourth Amendment Closing Date, among the Borrowers, the Agent, the Issuing Bank, the Swingline Lender and the other Banks.

"Fourth Amendment Closing Date" means February 27, 2009.

Delay of the Overadvance Step-down.  Each reference to "February 26, 2009" in the definition of Overadvance Amount in Section 1.1 of the Credit Agreement is amended to be a reference to "March 13, 2009".
Reduction of the Commitments.  Exhibit A to the Credit Agreement is replaced by Exhibit A to this Amendment.
Elimination of the Reserve Amount.  Sections 3.4(e) (Reserve Amounts Tax Refunds), 3.6(d) (Reserve Amount Proceeds) and 3.21 (Reserve Against Revolving Credit Availability) are deleted from the Credit Agreement.
Engagement of Moglia Advisors.  The Borrowers hereby (a) consent to the Bank Parties retaining Moglia Advisors to advise the Bank Parties regarding the Borrowers and the Operating Plan (as defined below), (b) waive any confidentiality or other issues necessary for such engagement of Moglia Advisors by the Bank Parties in light of their prior engagement by the Borrowers, (c) agree to provide Moglia Advisors full access to their books and records, management and consultants necessary or appropriate for Moglia Advisors to fulfill such engagement by the Bank Parties and (d) agree to pay all fees and expenses of Moglia Advisors in connection with such engagement by the Bank Parties.
Preparation of an Operating Plan.  The Borrowers hereby agree that, on or before March 6, 2009, they will prepare and provide the Agent with an operating plan (in form, detail and substance reasonably acceptable to the Agent) which clearly outlines how the Borrowers will improve their financial position with the ultimate goal being the repayment of all Obligations.  This operating plan will contain, but will not be limited to, both an updated 13-week cash flow projection and a six-month, month-by-month cash flow projection, each of which considers additions to capital, new financing arrangements and proceeds from asset sales.
No Other Amendments; No Waiver.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  Nothing in this Amendment shall constitute a waiver by any of the Bank Parties of any Default or Event of Default which may exist on the date hereof, and nothing herein shall require any Bank Party to waive any Default or Event of Default which may arise hereafter.  Nothing herein shall act to release any Lien on any Collateral or limit the scope or amount of the obligations secured thereby.
Reaffirmation of Credit Documents.  Each Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Bank Parties, as a material inducement to the Bank Parties to enter into this Amendment, that: (a) such Borrower has no and in any event waives any defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or any Bank Party's actions or inactions in respect of any of the foregoing, and (b) except as otherwise expressly provided in this Amendment, all representations and warranties made by such Borrower in the Credit Agreement or the other Credit Documents to which it is a party are true and complete on the date hereof as if made on the date hereof.
Representations and Warranties.  Each Borrower represents and warrants to the Bank Parties as follows:  (a) it is a validly existing corporation and has full corporate power and authority to enter into this Amendment and any documents or transactions contemplated hereby and to pay and perform any obligations it may have in respect of the foregoing; (b) its execution, delivery and performance of this Amendment and any documents or transactions contemplated hereby do not violate or conflict with, or require any consent under, (1) its organizational documents or any other agreement or document relating to its formation, existence or authority to act, (2) any agreement or instrument by which it or any its properties is bound, (3) any court order, judicial proceeding or any administrative or arbitral order or decree, or (4) any applicable law, rule or regulation; and (c) no authorization, approval or consent of or by, and no notice to or filing or registration with, any governmental authority or other Person is necessary for it to enter into this Amendment or any document or transaction contemplated hereby or to perform any of its obligations with respect to any of the foregoing.
Release of Bank Parties.  Without limiting any other provision of this Amendment, each Borrower, on behalf of itself and any officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns it may have and anyone claiming through or under it (collectively, with respect to all Borrowers, the "Releasing Parties"), hereby releases, remises and acquits each Bank Party, and its officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns and anyone claiming through or under it (collectively, with respect to all Bank Parties, the "Released Parties"), from all manners of action, causes of action, claims and demands of every kind and nature whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, as of the date of this Amendment, that any of the Releasing Parties had or may have against any of the Released Parties.
Conditions Precedent to Amendment.  Unless and to the extent the Agent waives the benefits of this sentence by giving written notice thereof to the Borrowers, the Bank Parties shall have no duties under this Amendment, nor shall any extensions, waivers or other concessions by the Bank Parties under this Amendment be effective, in each case until the Agent has received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:
Amendment.  This Amendment;
Fees.  All fees due and payable on or before the Fourth Amendment Closing Date; and
Other.  Such other documents, consents, agreements or other items as the Agent may reasonably request.
Joint and Several Liability.  Notwithstanding anything in this Amendment to the contrary, each Borrower's representations, warranties and covenants under this Amendment (and under the other Credit Documents as amended hereby) shall be the joint and several representations, warranties and covenants of all Borrowers.
Expenses.  The Borrowers shall pay the reasonable out-of-pocket legal fees and expenses incurred by the Agent, the Banks and their representatives in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein or therein.
Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.
Counterparts; Fax Signatures.  This Amendment may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment may be validly executed and delivered by fax, e-mail or other electronic means and any such execution or delivery shall be fully effective as if executed and delivered in person.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

MGP INGREDIENTS, INC.

By: /s/ Robert Zonneveld
Name: Robert ZonneveldTitle:  V.P. & C.F.O.

MIDWEST GRAIN PIPELINE, INC.

By: /s/ Robert Zonneveld
Name: Robert ZonneveldTitle:  V.P. & C.F.O.

COMMERCE BANK, N.A.,
as Agent, Issuing Bank, Swingline Lender and a Bank

By: /s/ Craig D. Buckley
Name:Craig D. Buckley
Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC.,
as a Bank

By: /s/ David J. Bechstein
Name: David J. Bechstein
Title: Vice President

NATIONAL CITY BANK,
as a Bank

By: /s/ Michael Leong
Name: Michael Leong
Title: Vice President

Exhibit A

(Banks and Commitments)

Bank	Revolving Credit Commitment	Letter of Credit Commitment*	Swingline Loan Commitment*	Bank's Total Commitment
Commerce Bank, N.A.	$ 15,400,000	$ 3,080,000	$ 5,000,000	$ 15,400,000
BMO Capital Markets Financing, Inc.	$ 12,300,000	$ 2,460,000	0	$ 12,300,000
National City Bank	$ 12,300,000	$ 2,460,000	0	$ 12,300,000
Totals:	$ 40,000,000	$ 8,000,000	$ 5,000,000	$ 40,000,000

*           As more particularly described in the Agreement, the Letter of Credit Commitment and the Swingline Loan Commitment are each subcommitments under the Total Revolving Credit Commitment.  Accordingly, extensions of credit under the Letter of Credit Commitment or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Total Revolving Credit Commitment.